AMENDMENT TO PARTICIPATION AGREEMENT

This amendment (the "Amendment") is made and entered into as of January 8, 2003 by and among Principal Life Insurance Company. an Iowa corporation (the "Company"). MFS VARIABLE INSURANCE TRUST. a Massachusetts business trust (the "Trust") and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation ("MFS") (Trust: MFS. and Company collectively. the "Parties") in order to modify that certain Participation Agreement entered into by the Parties as of May 17,2002 (the "Agreement").

The Parties agree to amend the Agreement as follows:

1. Schedule A of the Agreement is hereby amended to include the new Principal Variable Universal Life Accumulator 11product.

3. Except as modified hereby, all other telms and conditions of the Agreement shall remain in full force and effect.

Acknowledged and agreed by:

MFS VARIABLE INSURANCE TRUST, On behalf of the Portfolios ~~e

Name: Title:	James R. Bordewick, Jr. Assistant Secretary

SERVICES COMPANY

By: fhqhenycavan Senior Vice President PRINCIPAL LIFE INSURANCE COMPANY

By:

Name: d' bfi'/, [0] 2,
Title:	+

29-U

L22/&

SCHEDULE A

SEPARATE ACCOU/NTS AND ASSOCIATED CONTRACTS

Principal Life Insurance Company Separate Account B (1)The Principal Variable Annuity	Principal Life Insurance Company Variable Life Separate Account (1) PrinFlex Life Variable Life Insurance

(2) Principal Freedom Variable Annuity

(2) Survivorship Variable Universal Life Insurance

(3)Flexible Variable Life Insurance

(4) Principal Variable Universal Life Accumulator

(5)Executive Variable Universal Life Accumulator

(6) Benefit Variable Universal Life Accumulator

(7) Principal Variable Universal Life Accumulator I1